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                                                                    EXHIBIT 4(a)


                         CERTIFICATE OF INCORPORATION

                                      OF

                          VMS STRATEGIC LAND FUND II

        1. The name of the corporation is VMS Strategic Land Fund II (the "Corporation").

        2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

        3. The nature of the business or purposes to be conducted or promoted by the Corporation is to lend funds secured by real property or by similar security interests, and in general to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4. The Corporation is authorized to issue 17,500,100 shares of common stock, each share having a par value of $.01.

        5.  The name and mailing address of the incorporator is as follows:

        Judith E. Twilla                    Prickett, Jones, Elliott,
                                              Kristol & Schnee
                                            1310 King Street
                                            P. O. Box 1328
                                            Wilmington, Delaware 19899

        6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation only to the extend provided in such By-Laws.

        7. The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the By-Laws of the Corporation. The names and mailing addresses of the five initial Directors, whose current terms shall expire at the first Annual Meeting of the Stockholders, are as follows:

Peter R. Morris                             Walter E. Auch, Sr.
8700 West Bryn Mawr Avenue                  Chicago Board of Options Exchange
Chicago, Illinois 60631-3501                2100 South La Salle Street
                                            Chicago, Illinois 60606
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Leonard G. Levine                        Gerald L. Nudo
8700 West Bryn Mawr Avenue               Capital Realty Services, Inc.
Chicago, Illinois 60631-3501             2 North LaSalle Street
                                         Suite 765
                                         Chicago, Illinois  60602
Robert Ungerleider
Financial Risk Underwriting
  Agency, Inc.
40 Exchange Place
Suite 2001
New York, New York 10005

        8.  The election of directors need not be by written ballot.

        9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of April, 1987.

                                         Judith E. Twilla
                                         ----------------
                                         Judith E. Twilla